Exhibit 2.4

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of April 17, 2012 (the “Effective Date”) by and between FIRST COMMERCIAL BANK, a Missouri corporation (“Seller”), and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Brogdon Family, LLC, a Georgia limited liability company, as purchaser, and Seller are parties to that certain Purchase and Sale Agreement dated as of May 5, 2011, as amended pursuant to that certain First Amendment to Purchase and Sale Agreement dated as of June 13, 2011 and as further amended and assigned to Purchaser pursuant to that certain Amendment and Assignment of Purchase and Sale Agreement dated as of September 30, 2012 (as amended, the “Agreement”); and

WHEREAS, Seller and Purchaser desire to further amend the Agreement on the terms set forth herein.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.                                      Additional Deposit.  Within three (3) business days of the Effective Date of this Amendment, Purchaser shall tender to Escrow Agent the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Additional Deposit”).

3.                                      Partial Disbursement of Initial Deposit.  Notwithstanding any provision in the Purchase Agreement to the contrary, Seller and Purchaser hereby authorize and direct Escrow Agent to immediately disburse to Seller $200,000.00 of the Deposit currently held by Escrow Agent.  Upon closing of the transaction contemplated under the Purchase Agreement, the Purchaser shall receive a $200,000.00 credit against the Purchase Price.  If the transaction contemplated under the Purchase Agreement fails to close for any reason other than (i) Seller’s default (as described in Section 11.3 of the Purchase Agreement), (ii) the failure of the conditions to closing set forth in Article IV of the Purchase Agreement to be satisfied or (iii) an event of casualty or condemnation (which shall be addressed under Article 10 of the Purchase Agreement), Seller shall be entitled to retain the $200,000.00 disbursed to Seller under this Section 3.  If the transaction fails to close for any of the reasons described in the preceding sentence, Seller shall promptly return the $200,000.00 to Purchaser upon demand.

4.                                      Deposit.  The Additional Deposit together with the remaining $100,000.00 balance of the initial Deposit shall be held and disbursed on the terms set forth in the Purchase Agreement.

5.                                      Section 2.2 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.2                               Closing.  If the closing conditions in Section 4 and Section 5 are satisfied, the purchase and sale of the Properties shall be consummated on the Closing Date by the release of the documents and funds held in escrow by the Escrow Agent. For purposes hereof, the Closing Date shall mean the date which is sixty (60) days after Purchaser’s receipt of all required licenses and permits as described in Section 4.2 hereof, but in any event, no later than September 30, 2012.

6.                                      Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

7.                                      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

[Signatures on next page]

IN WITNESS WHEREOF, each party has caused this instrument to be executed as of the date set forth hereinabove.

SELLER:

FIRST COMMERCIAL BANK,
a Missouri corporation

By:	/s/ Norman B. Harty
Norman B. Harty, President

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon
Vice Chairman and Chief Acquisition Officer